Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CAO

Cerus Corporation

(925) 288-6138

Cerus Corporation Reports Third Quarter 2012 Results

CONCORD, CA, November 7, 2012- Cerus Corporation (NASDAQ: CERS) today announced financial results for the third quarter ended September 30, 2012.

Third quarter 2012 results:

•	Product revenue of $8.3 million, a 6% increase from the $7.8 million recognized during the third quarter of 2011;

•	No government grant revenue recognized during the third quarter of 2012, compared to $1.5 million recognized during the third quarter of 2011;

•	Operating expenses of $8.2 million compared to $7.2 million incurred during the third quarter of 2011; and

•	Cash of $26.7 million at September 30, 2012.

2012 year-to-date results:

•	Product revenue of $26.2 million, a 26% increase from the $20.7 million recognized during the first nine months of 2011;

•	Government grant revenue of $0.1 million, compared to $1.9 million recognized during the first nine months of 2011; and

•	Operating expenses of $24.5 million compared to $22.9 million incurred during the first nine months of 2011.

“Based on recent positive discussions with the FDA, Cerus now plans to move forward with a modular Premarket Approval Application for the INTERCEPT Blood System for plasma in the United States,” said William ‘Obi’ Greenman, president and chief executive officer of Cerus Corporation. “With regard to our commercial operations, demand for INTERCEPT kits continues to be healthy, and we remain confident in our guidance for 2012 for revenue of $34 million to $36 million.”

INTERCEPT plasma PMA modular submission

Recently, Cerus discussed with the FDA the clinical requirements for proceeding with a Premarket Approval Application, or PMA, for the INTERCEPT plasma system. Based upon those discussions, Cerus believes that existing clinical data is sufficient to begin the PMA submission process and intends to proceed with a modular PMA, pending FDA approval of an application shell. The modular PMA process is a compilation of sections or “modules” submitted at different times that together become a complete PMA. The modular approach increases the likelihood that an applicant will be able to resolve deficiencies identified by the FDA earlier in the review process than would occur with a traditional PMA application.

Revenue

Product revenue for the third quarter of 2012 was $8.3 million, and represented a 6% increase from the third quarter of 2011. The increase in product revenue was driven by the 14% increase in year-over-year demand for INTERCEPT disposable kits.

No government grant revenue was recognized during the third quarter of 2012, as government grants in support of the Company’s red blood cell system had been fully utilized by January 2012. This compared to $1.5 million of government grant revenue recognized during the third quarter of 2011.

Product revenue for the first nine months of 2012 was $26.2 million, and represented a 26% increase from the first nine months of 2011. The increase in product revenue during the first nine months of 2012 over 2011 was driven primarily by a 34% increase in demand for INTERCEPT disposable kits.

Government grant revenue for the first nine months of 2012 was $0.1 million, down from $1.9 million recognized during the first nine months of 2011. The last government grant awarded to Cerus in support of the Company’s red blood cell system occurred in August 2011. The Company does not currently expect any government grant revenue for the foreseeable future.

Gross Margins

Gross margins on product sales for the third quarter of 2012 were 47%, compared to 39% reported for the third quarter of 2011. Gross margins on product sales for the first nine months of 2012 were 41%, compared to 40% for same period in 2011. The improvement in gross margins on product sales was driven by a more favorable mix of products sold and lower 2012 carrying costs resulting from higher levels of manufacturing.

Operating Expenses

Total operating expenses for the third quarter of 2012 were $8.2 million, compared to $7.2 million for the third quarter of 2011. Total operating expenses for the first nine months of 2012 were $24.5 million, compared to $22.9 million for the first nine months of 2011. The increase in operating expenses in both periods was related to increases in selling, general and administrative expenses in support of growing the commercial business in Europe, the Middle East, and The Commonwealth of Independent States, and the expansion into new markets and geographies. Operating expenses are expected to increase during the fourth quarter of 2012 and into 2013, driven by increased research and development expenses associated with the planned clinical trials and in-vitro studies to support potential regulatory approval of the INTERCEPT red blood cell system. In addition, the Company expects to incur additional regulatory costs in 2013 in connection with the planned submission to the FDA of the modular PMA for INTERCEPT plasma in the United States.

Operating and Net Income (Loss)

Operating losses during the third quarter of 2012 were $4.3 million, compared to $2.7 million for the third quarter of 2011. Operating losses during the first nine months of 2012 were $13.7 million, compared to $12.6 million for the first nine months of 2011.

Net loss for the third quarter of 2012 was $3.5 million, or $0.08 per diluted share, compared to a net income of $2.3 million, or $0.05 per diluted share, for the third quarter of 2011. Net loss for the first nine months of 2012 was $14.2 million, or $0.26 per diluted share, compared to a net loss of $9.2 million, or $0.19 per diluted share, for the first nine months of 2011. Net income and losses were impacted by the mark-to-market adjustments of Cerus’ outstanding warrants to fair value, which resulted in non-cash gains of $0.9 million and $5.4 million during the three months ended September 30, 2012, and 2011, respectively, and $0.1 million and $3.8 million during the nine months ended September 30, 2012, and 2011, respectively.

Cash and Investments

At September 30, 2012, the Company had cash, cash equivalents and short-term investments of $26.7 million. For the third quarter, tight management of working capital, including accounts receivable and payables, was instrumental in ending the quarter with lower cash used for operations as compared to each of the first two quarters of 2012.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus web site at http://www.cerus.com/Investors/Investor-Overview. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s web site, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 63119758. The replay will be available approximately three hours after the call through November 21, 2012.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action enables INTERCEPT treatment to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, and is designed to inactivate emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, The Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Blood System for red blood cells is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and results, including statements concerning Cerus’ expectations regarding its 2012 revenue guidance, future operating expenses and cash used to support operations, statements relating to the planned submission of a modular PMA to the FDA for the INTERCEPT Blood System for plasma, including the timing thereof, the sufficiency of existing clinical data to enable a modular PMA submission and the possibility of obtaining an early resolution of PMA deficiencies if identified by the FDA, prospects for regulatory approvals of the Company’s products and other future regulatory matters, and statements relating to planned preparation and initiation of clinical trials and the timing thereof, and the future development of the INTERCEPT Blood System for red blood cells. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, the uncertain and time-consuming clinical development and regulatory process, including the risks that planned clinical trials for the INTERCEPT Blood System for red blood cells may not occur on the timeframe discussed herein or otherwise in a timely manner, or at all, that Cerus may be unable to reach agreement with the FDA on the planned modular PMA submission for the INTERCEPT Blood System for plasma or may be required to conduct addtional clinical development of the plasma system, and that if additional clinical development of the plasma system is required it may be impractical to perform or require funding that Cerus does not currently have, adverse market and economic conditions, adverse fluctuations in foreign exchange rates, Cerus’ reliance on third parties to market, sell, distribute and maintain its products, Cerus’ ability to maintain an effective manufacturing supply chain, intellectual property protection, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the SEC on August 8, 2012. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Product revenue	$8,252	$7,770	$26,167	$20,706
Government grant and cooperative agreements	—	1,479	91	1,915

Total revenue	8,252	9,249	26,258	22,621
Cost of product revenue	4,411	4,726	15,499	12,329

Gross profit	3,841	4,523	10,759	10,292
Operating expenses:
Research and development	1,903	1,814	5,439	5,616
Selling, general and administrative	6,219	5,380	18,871	17,115
Amortization of intangible assets	50	51	151	152

Total operating expenses	8,172	7,245	24,461	22,883

Loss from operations	(4,331)	(2,722)	(13,702)	(12,591)
Non-operating income (expense), net	871	4,982	(499)	3,344

Net income (loss)	$(3,460)	$2,260	$(14,201)	$(9,247)

Net income (loss) per common share:
Basic	$(0.06)	$0.05	$(0.26)	$(0.19)
Diluted	$(0.08)	$0.05	$(0.26)	$(0.19)
Weighted average common shares outstanding used for computing net income (loss) per common share:
Basic	54,875	47,710	54,130	47,600
Diluted	55,377	48,820	54,130	47,600

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	September 30, 2012	December 31, 2011
Cash, cash equivalents, and short-term investments	$26,661	$25,784
Accounts receivable and other current assets	7,193	7,511
Inventories	9,682	6,444
Property and equipment, net	1,801	2,032
Goodwill and intangible assets	2,913	3,064
Other assets	403	532

Total assets	$48,653	$45,367

Accounts payable and accrued liabilities	$13,787	$10,505
Deferred revenue	716	111
Debt - current	4,919	2,519
Warrant liability	7,876	7,979
Debt - non-current	3,307	4,697
Other non-current liabilities	1,132	1,243

Total liabilities	31,737	27,054
Stockholders’ equity	16,916	18,313

Total liabilities and stockholders’ equity	$48,653	$45,367